Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”), dated as of March 9, 2007, is by and between LCC Wireless Engineering Services Limited, a company limited by shares formed under the laws of the United Kingdom (“Buyer”) and Wireless Facilities, Inc., a Delaware corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller owns directly or indirectly, all of the issued and outstanding equity interests (the “Equity Interests”) of (i) Wireless Facilities International, Ltd., a company limited by shares formed under the laws of the United Kingdom (“WFIL”), (ii) WFI France SARL, a French corporation (“WFI France”), (iii) Wireless Facilities International Germany GmbH, a German corporation (“WFI Germany”), (iv) Wireless Facilities Telekomunikasyon Servis Limited, a Turkish corporation (“WFI Turkey”), (v) WFI Scandinavia AB, a Swedish corporation (“WFI Sweden), and (vi) Questus Limited, a company limited by shares formed under the laws of the United Kingdom (‘Questus,” and, together with WFIL, WFI France, WFI Germany, WFI Turkey and WFI Sweden, the “Transferred Subsidiaries”);

WHEREAS, the activities of the Transferred Subsidiaries constitute all of Seller’s wireless network services business in the regions of Europe, the Middle East and Africa;

WHEREAS, the Transferred Subsidiaries are indebted to Seller for intercompany loans having an aggregate principal amount and accrued interest of approximately Twelve Million One Hundred Ninety Thousand Seven Hundred Thirty Seven United States Dollars (US$12,190,737) less the amount of the debt released and discharged by the Deed of Release (as defined herein) as set forth in more detail on Schedule A attached hereto (the “Intercompany Debt”);

WHEREAS, Seller desires to sell the Transferred Subsidiaries and to assign approximately Three Million United States Dollars (US$3,000,000) of the Intercompany Debt (the “Assigned Intercompany Debt,” and the balance of the Intercompany Debt that is not Assigned Intercompany Debt is hereinafter sometimes referred to as the “Non-Assigned Intercompany Debt”) to Buyer, and Buyer desires to purchase the Transferred Subsidiaries and the Assigned Intercompany Debt from Seller, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, the Board of Directors of Buyer and the Board of Directors of Seller have each determined that the sale of the Transferred Subsidiaries and the assignment of the Assigned Intercompany Debt to Buyer are in the best interests of their respective equityholders and have agreed to effect the transactions provided for herein upon the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The following terms as used herein have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, however, that no Transferred Subsidiary shall be considered an Affiliate of Seller.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in the City of San Diego, CA.

“Buyer Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, required to be executed under this Agreement, to be executed and delivered by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Deed of Release” means the Deed of Release, dated March 8, 2007, between Seller and WFIL pursuant to which Seller has released and discharged WFIL from a certain portion of the Inter-Company Loans (as such term is defined in such Deed of Release).

“EMEA Excess Cash” means all cash and cash equivalents held in accounts owned by any of the Transferred Subsidiaries as of the business day immediately preceding the Closing Date, less Two Hundred Fifty Thousand United States Dollars ($250,000).

“Employee Benefit Plan” means with respect to any Person: (a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); (c) each severance, health, vacation, summer hours, supplemental unemployment, hospitalization insurance, medical and dental benefit plan, program, agreement or arrangement; and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state or local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Holdback Amount” means Seven Hundred Thousand United States Dollars (US$700,000.00).

“Intellectual Property Rights” means all of the following in any country: (a) all issued patents and pending patent applications (including without limitation utility models, design patents, certificates of invention and applications for certificates of invention and priority rights), including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof; (b) all trade secret rights, proprietary processes, formulae and other know-how rights (whether at Law, in equity or otherwise); (c) all copyrights (whether registered or not), applications therefore, moral rights and other rights associated with original works of authorship (whether by statute, common Law or otherwise); (d) all trademarks (whether registered or not), service marks (whether registered or not), tradenames, brand names, trade dress, slogans, logos, Internet domain names, applications for any of the foregoing, and all goodwill associated with any of the foregoing; (e) Software, computer systems, content and databases (including CD-ROMs); and (f) the right (whether at Law, in equity by contract or otherwise) to use or otherwise exploit any of the foregoing.

“Knowledge” of Seller means the actual knowledge, after reasonable inquiry, of Eric DeMarco, Deanna Lund, James Edwards, Laura Siegel, Igor Leprince, Charlie Kjessler and Angela Chow.

“Law” or “Laws” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion, or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, issued, published, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any nature whatsoever in respect of such property or asset.

“Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance, occurrence, state of facts or effect that has a material adverse effect on (a) the business, assets (including intangible assets), Liabilities, properties, financial condition or results of operations of the Transferred Subsidiaries, taken as a whole, or (b) Seller’s or the Transferred Subsidiaries’ ability to timely consummate the transactions contemplated by this Agreement, provided, however, in determining whether a material adverse effect has occurred or exists, there shall be excluded any effect, condition, event, change or occurrence impacting the Transferred Subsidiaries to the extent caused by: (i) any change in condition in (or affecting) the industry, national or local economy or financial markets in any country in which the Transferred Subsidiaries has material operations or sales (so long as the Transferred Subsidiaries are not disproportionately affected thereby); (ii) the taking of any action by Buyer or any action approved or consented to by Buyer; (iii) any act of terrorism or war, or any armed hostilities, anywhere in the world and any natural or man-made disaster; (iv) any disruption of a material contractor, customer, supplier or other similar relationships or other events or circumstances resulting from or attributable to the execution or announcement of this Agreement or the pendency of the transactions contemplated hereby; (v) any matter referred to in the Seller Disclosure Schedule; (vi) any material changes in accounting requirements or principles or any material changes in applicable laws or interpretations thereof; and (vii) any failure by the Transferred Subsidiaries to meet any internal or other estimates, predictions, projections or forecasts of revenue, net income or other measure of financial performance; provided that the exception in this clause (vii) shall not apply to the facts and circumstances underlying any such failure to the extent such facts and circumstances are not otherwise excluded pursuant to the preceding clauses (i) through (vi).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

“Permits” means all licenses, permits, franchises, approvals, authorizations, certificates, registrations, consents or orders of, or filings with, any Governmental Entity used or held for use in the Transferred Subsidiaries’ respective businesses and all other rights and privileges granted by a Governmental Entity necessary to allow the Transferred Subsidiaries to engage in their respective businesses without any violation of law.

“Permitted Liens” shall mean (a) Liens for Taxes which are not then delinquent or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves in accordance with GAAP are reflected on the books of the Transferred Subsidiaries; (b) pledges or deposits of money securing statutory obligations of any Transferred Subsidiary under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Transferred Subsidiary is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’, vendors’ or similar Liens arising in the ordinary course of business; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the ordinary course of business so long as such Liens attach only to inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Transferred Subsidiary is a party; and (g) with respect to any Intellectual Property Rights, all Liens (other than Liens evidencing or securing financial obligations) of any kind evidenced by the documents or other instruments pursuant to which Seller or its Subsidiaries acquired such Intellectual Property Right, provided, however, that no such Lien or Liens, individually or in the aggregate, is reasonably expected to have a Material Adversely Effect on the Transferred Subsidiaries’ assets taken as a whole or to materially impair the Transferred Subsidiaries’ ability to use such assets.

“Purchase Price” means Four Million United States Dollars (US$4,000,000), as adjusted pursuant to Section 6.7.

“Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, required under this Agreement to be executed and delivered by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human readable form, including all comments and any procedural code.

“Subsidiary” of a specified entity means any entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such other entity.

“Tax” and “Taxes” include (i) all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, business license, gross receipts, excise, real property, personal property, property transfer, sales, use, employment, license, payroll, services, ad valorem, documentary, stamp, environmental, withholding, occupation, social security, recording, value added or transfer Taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and (ii) any estimated Tax, interest, fines, penalties or additions to Tax with respect to amounts referred to in clause (i) hereof.

“Taxing Authority” means any Governmental Entity responsible for the administration of Taxes.

“Tax Returns” includes all reports, estimates, declarations of estimated Tax, information statements and returns actually filed, or required to be filed, with a Governmental Entity in connection with any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

ARTICLE 2

PURCHASE AND SALE

SECTION 2.1 Purchase and Sale of the Transferred Subsidiaries; Assignment of Assigned Intercompany Debt. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.2(a)), in consideration for the delivery of the Purchase Price in accordance with the first sentence of Section 2.2(b), Seller hereby agrees to sell the Transferred Subsidiaries and assign the Assigned Intercompany Debt to Buyer, and Buyer agrees to purchase the Transferred Subsidiaries and the Assigned Intercompany Debt from Seller. Buyer and Seller hereby acknowledge and agree that, subject to Seller’s receipt of the portion of the Purchase Price described in the first sentence of Section 2.2(b) and to the fullest extent permitted by Law, as of the Closing Date: (i) Buyer shall be deemed the beneficial and substantive owner of the Transferred Subsidiaries, and assume full responsibility and operational control of the Transferred Subsidiaries, notwithstanding that legal title and the registration of any equity interest of the Transferred Subsidiaries in the name of Buyer may occur subsequent to the Closing; (ii) Buyer shall be entitled to receive through its beneficial ownership of the Transferred Subsidiaries any and all benefits relating to ownership of interests in the Transferred Subsidiaries, and, except as otherwise provided by this Agreement, shall assume and be fully responsible for any and all Liabilities relating to the Transferred Subsidiaries; and (iii) the Assigned Intercompany Debt shall be assigned to and thereafter be owing to Buyer by the obligor(s) thereunder.

SECTION 2.2 Closing; Conditions to Closing; Deliverables; Allocation.

(a) The closing (the “Closing”) of the purchase and sale of the Equity Interests and the Assigned Intercompany Debt hereunder shall occur at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, CA 92130, at 10:00 A.M., on the later of March 9, 2007 or the third (3rd) Business Day after the day on which all of the conditions to closing set forth in Article 7 are satisfied or waived, or at such other date, time or place as the parties may agree (the “Closing Date”).

(b) On the Closing Date, Buyer shall deliver to Seller an amount equal to Three Million Three Hundred Thousand United States Dollars (US$3,300,000). Buyer shall deliver to Seller such additional amounts under Section 9.6 at such time or times provided therein.

(c) On the Closing Date: (i) Seller shall deliver to Buyer certificates for the Equity Interests in WFIL and WFI France duly endorsed or accompanied by stock powers duly endorsed in blank, as applicable, with any required transfer stamps affixed; (ii) Seller shall take any other appropriate and necessary action to promptly and duly transfer the relevant Equity Interests relating to the Transferred Subsidiaries under applicable Laws, such that Buyer or its designee shall appear in any official registry as the record owner of such Equity Interests; and (iii) Seller shall deliver to Buyer such instruments and documents as are necessary to effect the assignment of the Assigned Intercompany Debt to Buyer.

(d) On the Closing Date, Seller shall and shall cause the Transferred Subsidiaries to take any and all necessary and appropriate action to transfer control of the Transferred Subsidiaries to Buyer, including but not limited to the resignation of any officers, managers, partners, and directors of any of the Transferred Subsidiaries, as requested by Buyer.

(e) The Purchase Price shall be allocated as follows: (i) US$999,990 to all of the outstanding stock in WFIL, (ii) US$10 to all of the outstanding stock in WFI France SARL, and (iii) the balance of the Purchase Price to the principal amount of the Assigned Intercompany Debt. Any reduction in the Purchase Price pursuant to Section 6.7 shall be first allocated the stock of WFIL to the extent of not more than US$999,980, and then to the Assigned Intercompany Debt.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on Seller’s disclosure schedule (the “Seller Disclosure Schedule”) attached to this Agreement, Seller represents and warrants to Buyer as of the Closing Date that:

SECTION 3.1 Organization. Each of Seller and the Transferred Subsidiaries is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Transferred Subsidiaries is duly qualified or registered to transact business under the Laws of each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Transferred Subsidiaries taken as a whole. No Transferred Subsidiary owns, directly or indirectly, any equity or ownership interest of any kind in any business, joint venture, or other Person. The copies of the organizational documents of each Transferred Subsidiary heretofore made available to Buyer are true, complete and correct copies of such instruments as presently in effect.

SECTION 3.2 Authority. Seller has the right, power and capacity to execute and deliver this Agreement and the Seller Ancillary Documents and to perform its obligations under this Agreement and the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized. This Agreement has been, and each of the Seller Ancillary Documents will be as of the Closing Date, duly executed and delivered by Seller and constitutes, or will constitute, as the case may be, the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

SECTION 3.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents, and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the organizational documents of Seller or any Transferred Subsidiary, (b) any Material Contract, (c) any judgment, decree or order of any court or Governmental Entity by which Seller or any Transferred Subsidiary is bound or (d) any Law or arbitration award applicable to Seller or any Transferred Subsidiary, except in any case under clauses (b), (c) or (d) above, where the loss, termination, breach, acceleration, modification or cancellation would not reasonably be expected to have a Material Adverse Effect on the Transferred Subsidiaries. The transactions contemplated by this Agreement will not constitute a change of control or assignment requiring the consent from a third party pursuant to any Material Contract. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Seller or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except (x) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (y) any filings required under the rules and regulations of the Nasdaq Global Market, and (z) with respect to the actions described in clause (iii) of Section 5.1(c), filings by WFI UK, Ltd. with the Commissioner of the Inland Revenue in accordance with the provisions of ICTA 1988 s765A (the “WFI Turkey Share Transfer Tax Filing”), and except where the failure to obtain such consent, approval, order, authorization or registration or the failure to make such declaration or filing would not reasonably be expected to have a Material Adverse Effect on the Transferred Subsidiaries.

SECTION 3.4 Ownership of the Transferred Subsidiaries and Certain Other Subsidiaries.

(a) The identity of each Person that owns any outstanding Equity Interest in a Transferred Subsidiary and the number of shares, or amount of such interest, owned by such Person is set forth on Schedule 3.4. Each such Person has good and marketable title to such Equity Interests. There is no agreement, understanding, trust, or other collaborative arrangement or understanding with any party other than Seller that could reasonably be expected to have a Material Adverse Effect on such Person’s ownership of such Equity Interests. Except as set forth in Schedule 3.4, such Equity Interests are owned free and clear of all Liens. Upon the delivery by Seller of the certificates representing the Equity Interests in WFIL and WFI France in the manner contemplated in this Agreement, Buyer will acquire the beneficial and legal, valid and indefeasible title to such Equity Interests, free and clear of all Liens. Upon the delivery by WFI UK, Ltd. of the certificate representing the Equity Interest in WFI Turkey described in clause (iii) of Section 5.1(c), WFI Sweden will acquire the beneficial and legal, valid and indefensible title to such Equity Interest, free and clear of all Liens. Except as contemplated by Section 5.1(c), there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition of any Transferred Subsidiary’s securities or for the purchase or acquisition from Seller or any of its Affiliates of the Equity Interests.

(b) WFI Germany has not engaged in any activities since 2003 and has no assets and no Liabilities.

(c) WFIL owns all of the issued and outstanding equity interests of Wireless Facilities International Spain, S. L., a Spanish company (“WFI Spain”), free and clear of all Liens. WFI Spain has not engaged in any activities since 2004 and has no assets and no Liabilities.

(d) WFIL owns all of the issued and outstanding equity interests of Questus, free and clear of all Liens. Questus has not engaged in any activities since January 1, 2003 and has no assets and no Liabilities other than Liabilities that are reflected on the Unaudited Interim Balance Sheet.

SECTION 3.5 Validity of Intercompany Debt; Nature of Debt Released Pursuant to Deed of Release.

(a) The Intercompany Debt represents the valid and legally binding obligation of the Transferred Subsidiaries to Seller. The portion of the Intercompany Debt designated in Schedule A as “Loans” constitutes debts arising from transactions for the lending of money which fall to be settled by the payment of money, and does not constitute trade debts. Seller has the right to transfer the Assigned Intercompany Debt to Buyer hereunder. The assignment of the Assigned Intercompany Debt to Buyer hereunder does not violate any contract, order, judgment, writ or Law applicable to Seller or the Transferred Subsidiaries. Upon consummation of the transactions described in clauses (iv) and (v) of Section 5.1(c), Seller will have no further right to receive payment of principal or interest from the Transferred Subsidiaries in respect of the Non-Assigned Intercompany Debt. Upon assignment hereunder, Seller will have no further right to receive payment of principal or interest from the Transferred Subsidiaries in respect of the Assigned Intercompany Debt.

(b) All of the debt of WFIL which has been released and discharged pursuant to the Deed of Release constitutes debts arising from transactions for the lending of money which fall to be settled by the payment of money, and does not constitute trade debts.

SECTION 3.6 Financial Information.

(a) Seller has delivered to Buyer true and complete copies of the unaudited combined balance sheet of the Transferred Subsidiaries on a stand-alone basis as of December 31, 2006 (the “Unaudited 2006 Balance Sheet”) and the related statement of income and cash flow for the Transferred Subsidiaries on a stand-alone basis for the year ended December 31, 2006 (together with the Unaudited 2006 Balance Sheet, the “Unaudited 2006 Statements”) and the unaudited combined balance sheet of the Transferred Subsidiaries on a stand-alone basis as of January 31, 2007 (the “Unaudited Interim Balance Sheet”) and the related statements of income and cash flow for the Transferred Subsidiaries on a stand-alone basis for the month ended January 31, 2007 (together with the Unaudited Interim Statements and the Unaudited 2006 Statements referred to as the “Unaudited Financial Statements”). The Unaudited Financial Statements are accurate and complete in all material respects and present fairly in all material respects the financial position of the Transferred Subsidiaries on a stand-alone basis as of the respective dates thereof and the results of operations and cash flows of the Transferred Subsidiaries on a stand-alone basis for the periods covered thereby. The Unaudited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.

(b) None of the Transferred Subsidiaries has any Liabilities other than: (i) Liabilities specifically reflected on and fully reserved against in the Unaudited Interim Balance Sheet, (ii) Liabilities incurred in the ordinary course of business since the date of the Unaudited Interim Balance Sheet (January 31, 2007), (iii) Liabilities for Taxes incurred in the ordinary course of business since December 31, 2006 and not required under GAAP to be shown on the Unaudited Interim Balance Sheet, (iv) Liabilities incurred as a result of consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents and specifically identified in Schedule 3.6(b), or (v) other Liabilities described in Schedule 3.6(b).

(c) All books, records and accounts of the Transferred Subsidiaries are in all material respects accurate and complete and maintained in accordance with good business practices and all applicable Laws.

SECTION 3.7 Absence of Certain Changes. Since December 31, 2006, the Transferred Subsidiaries have conducted business and operations in the ordinary course of business and consistent with past practice, and there have not been any events, changes or circumstances that would reasonably be expected to have a Material Adverse Effect on the Transferred Subsidiaries. Since December 31, 2006, other than the actions contemplated by Section 5.1(c) and the actions taken pursuant to the Deed of Release, there has not been, and will not be, any action taken of the type described in Section 5.1(a), which, had such action occurred after the date hereof without Buyer’s prior approval, would be in violation of Section 5.1(a). From the date of this Agreement through the Closing Date, there have not been any material changes to the combined balance sheet of the Transferred Subsidiaries on a stand-alone basis from the Unaudited Interim Balance Sheet.

SECTION 3.8 Legal Proceedings. There are no suits, actions, claims, arbitration proceedings or investigations pending or, to Seller’s Knowledge, threatened, against Seller, any of its Affiliates or any material Employee Benefit Plan or arrangement (or trust with respect thereto) that is maintained or contributed to by any of the Transferred Subsidiaries or in which any current or former employee of the Transferred Subsidiaries participates with respect to the Transferred Subsidiaries, the outcome of which would reasonably be expected to have a Material Adverse Effect on the Transferred Subsidiaries.

SECTION 3.9 Compliance with Law. The Transferred Subsidiaries are in compliance with all Laws, including all Laws relating to employment and occupational health and safety, and have all Permits required to conduct their business as currently conducted, except for any non-compliance or failure to have a Permit that would not reasonably be expected to have a Material Adverse Effect on the Transferred Subsidiaries. None of the Transferred Subsidiaries is a party to or bound by any order, judgment, decree, injunction, rule or award of any Governmental Entity that would reasonably be expected to have a Material Adverse Effect on the Transferred Subsidiaries. Each Transferred Subsidiary has filed all reports required to be filed with any Governmental Entity on or before the date of this Agreement, except where the failure to file any such report would not reasonably be expected to have a Material Adverse Effect on the Transferred Subsidiaries.

SECTION 3.10 Material Contracts. Schedule 3.10 sets forth a true, correct and complete list of all existing contracts (a) involving an annual commitment or annual payment to or from the Transferred Subsidiaries of more than Fifty Thousand United States Dollars (US$50,000), (b) with respect to the Transferred Subsidiaries relating to any indebtedness for borrowed money or the deferred purchase price of property, (c) which limit or restrict in any respect any of the Transferred Subsidiaries from engaging in any line of business in any jurisdiction, (d) relating to the acquisition or disposition of the Transferred Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) or (e) not made in the ordinary course of business and that are significant to the Transferred Subsidiaries, including all amendments thereto, to which Seller or any of its Subsidiaries is a party or by which it is bound (the “Material Contracts”). Each Material Contract is legal, valid, binding and enforceable in accordance with its respective terms with respect to Seller or any of its Subsidiaries, and, to Seller’s Knowledge, each other party to such Material Contract, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the Laws governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. There are no existing defaults or breaches by Seller or any of its Subsidiaries under any Material Contract or any other contract to which Seller or any of its Subsidiaries is party and which relates to the Transferred Subsidiaries (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) and, to Seller’s Knowledge, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Material Contract or any such other contract, except in each case defaults or breaches that would not reasonably be expected to have a Material Adverse Effect on the Transferred Subsidiaries.

SECTION 3.11 Title to, and Sufficiency of, Assets. The Transferred Subsidiaries have, or will have on the Closing Date, good and valid title to, or in the case of leased properties and assets valid leasehold interests in, all properties and assets (whether real, personal, tangible or intangible) reflected on the Unaudited Interim Balance Sheet, except for properties and assets sold since the date of the Unaudited Interim Balance Sheet in the ordinary course of business consistent with past practice or where the failure to have such good title or valid leasehold interests would not reasonably be expected to have a Material Adverse Effect on the Transferred Subsidiaries, free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 3.11, the properties and assets of the Transferred Subsidiaries constitute all the properties, assets and rights (or non-exclusive rights in the case of property, assets or rights that were also used outside of the Transferred Subsidiaries) that (a) are owned by or licensed to Seller and/or any Transferred Subsidiary and used or held for use by the Transferred Subsidiaries in their respective businesses as currently conducted and (b) are necessary for the continued operation of the Transferred Subsidiaries’ respective businesses as currently conducted. The assets and properties of the Transferred Subsidiaries, taken as a whole, are in good operating condition and repair (ordinary wear and tear excepted).

SECTION 3.12 Taxes. (a) Each Transferred Subsidiary has timely filed all Tax Returns required to have been filed by it with respect to the Transferred Subsidiaries, and has paid in full all Taxes required to have been paid by it, whether or not shown on such Tax Returns. Each of the Transferred Subsidiaries or, as relevant, any equity owner of such Transferred Subsidiary in respect thereof or on such Transferred Subsidiary’s behalf, has duly withheld or collected all Taxes that such Transferred Subsidiary is required by applicable Law to have collected and withheld, and all such amounts so withheld or collected have, if due, been paid over to the appropriate Governmental Entity, and all IRS Forms W-2 and 1099 (and any and all state, local and non-US analogues) with respect thereto which are required to have been filed by or on behalf of the Transferred Subsidiaries have been properly completed and timely filed. All Tax Returns referred to in this Section 3.12 are and were as of the time of filing true, correct and complete in all material respects.

(b) No claim has been made by a Governmental Entity in a jurisdiction in which any of the Transferred Subsidiaries, or Seller with respect to the activities or assets of any Transferred Subsidiary, has not filed Tax Returns that a Transferred Subsidiary is subject to taxation by that jurisdiction or should have filed a Tax Return (or should have had a Tax Return filed on its behalf) with such Governmental Entity or with respect to such jurisdiction.

(c) There are no written private letter rulings, private letter ruling requests closing agreements (or requests therefore), or other written agreements with any Governmental Entity, relating to Taxes (or Tax status) of or with respect to any of the Transferred Subsidiaries or any of their assets or businesses that would have a continuing effect with respect to any taxable period of a Transferred Subsidiary for which the Tax Return has not yet been filed.

(d) There has been no change in accounting method (whether voluntary or involuntary), and no such change in method of accounting has been requested or is pending with respect to any of the Transferred Subsidiaries (or any of their assets or businesses), which change in method of accounting would require any Transferred Subsidiary to make a positive adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision) on any Tax Return for any taxable period for which such Transferred Subsidiary has not yet filed a Tax Return.

(e) No assessment of Taxes in excess of the amount shown on any Tax Return filed by the Transferred Subsidiaries has been proposed in writing (or otherwise to the Knowledge of Seller) by a Taxing Authority which assessment has not since been paid or finally settled, and there are no audits or other proceedings pending or threatened in writing (or otherwise to the Knowledge of Seller) with respect to Taxes payable by the Transferred Subsidiaries. Buyer has been provided with copies of all written correspondence from or to the United States Internal Revenue Service (“IRS”) (or other relevant Taxing Authority) with respect to any such pending such audit. There are no Liens on any of the assets of any of the Transferred Subsidiaries that arose in connection with any failure (or alleged failure) of any Person to timely and/or accurately (1) pay any Tax, or (2) file any Tax Return.

(f) There are no agreements or waivers having continuing effect that have been entered into by or on behalf of the Transferred Subsidiaries extending the statute of limitations (or similar limitations on assessment or collection) applicable to any (A) Taxes, or (B) Tax assessments or deficiencies, payable by of the Transferred Subsidiaries or for which any direct or indirect equity owner of any of the Transferred Subsidiaries after the Closing could be liable.

(g) None of the Transferred Subsidiaries is or was a party to, or has or could have any Liability under, any Tax indemnification, Tax allocation, Tax sharing agreement, or similar contract or agreement, a substantial purpose of which is or was the allocation of Tax Liabilities computed on a consolidated, combined, unitary or similar basis among entities that have or will be required to compute their Tax Liability by filing Tax Returns on such basis.

(h) Except with respect to any loss recognized by Seller in connection with the transactions contemplated by this agreement or any election under Treasury Regulations 301.7701-3 made after the execution of this agreement, none of the Transferred Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was, is, or to the Knowledge of Seller will ever be, required to be disclosed under Treasury Regulations Section 1.6011-4 or is a material advisor with respect to such a transaction as defined in Code Section 6111(b)(1).

(i) To the Knowledge of Seller, no Tax withholding is or will be required by Buyer or any of its Affiliates on the Purchase Price payable pursuant to this Agreement to Seller or any of its respective successors or assigns.

(j) None of the Transferred Subsidiaries (A) is or has ever been a member of any affiliated group (within the meaning of section 1504(a) of the Code) or similar group of entities with which the Transferred Subsidiaries joined, or were or may be required to join, for any taxable period beginning on or before the Closing Date in making a consolidated federal income Tax Return or other income Tax Return in which Tax Liability was or would be computed on a consolidated, combined, unitary or similar basis, other than a group with respect to which Seller or a Transferred Subsidiary has been the common parent at all times, or (B) could reasonably have any liability for the unpaid Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign Law), whether as a transferee or successor, by contract, or otherwise.

(k) Seller is not a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(i).

(l) None of the Transferred Subsidiaries is or has been a partner or member in any business entity (other than another Transferred Subsidiary by reason of any election under Treasury Regulations Section 301.7701-3 made after execution of this Agreement pursuant to clause (ii) of Section 5.1(c) or as permitted pursuant to the fifth sentence of Section 5.1(a)) within the meaning of the Treasury Regulations Section 301.7701-2(a) that is classified as a partnership or disregarded entity for U.S. federal income tax purposes, and none of the Transferred Subsidiaries is or has been a participant in any other business relationship, contract or arrangement (other than ownership of a Transferred Subsidiary by reason of any election under Treasury Regulations Section 301.7701-3 made after execution of this Agreement pursuant to clause (ii) of Section 5.1(c) or as permitted pursuant to the fifth sentence of Section 5.1(a).) that Seller or any of the Transferred Subsidiaries has treated as a partnership in which any Transferred Subsidiary is or was a partner for U.S. federal income tax purposes.

(m) None of the Transferred Subsidiaries has entered into any advance pricing agreement with the IRS or other similar agreement with any other Taxing Authority.

(n) None of the Transferred Subsidiaries has either distributed stock of a controlled corporation pursuant to Section 355 of the Code or had its stock distributed by another corporation pursuant to Section 355 of the Code.

(o) None of the Transferred Subsidiaries is or ever has been a “surrogate foreign corporation” within the meaning of Section 7874 of the Code.

(p) [Intentionally deleted.]

(q) In any case in which any of the Transferred Subsidiaries have previously obtained financial benefits under governmentally sponsored incentive programs requiring advance application and qualification (excluding, for instance tax and other incentives of general availability, such as elective accelerated depreciation schedules), to the Knowledge of Seller (a) such benefits were obtained in accordance with applicable laws and in compliance with all regulatory order, and (b) such Transferred Subsidiary is not obligated to repay any amount to a Governmental Entity by reason of any event having already occurred inconsistent with the entitlement to such benefit as have been received and will not be obligated to repay any such amount by reason of consummation of the transactions contemplated by this Agreement.

SECTION 3.13 Employees.

(a) Schedule 3.13(a) sets forth an accurate, correct and complete list of all (a) Persons who are employees of Seller or any of its Subsidiaries and perform any material services for any of the Transferred Subsidiaries, including each Person’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise) and the name of the entity that is the employer of such Person and (b) individuals who are currently performing services for the Transferred Subsidiaries who are classified as “consultants” or “independent contractors.”

(b) Schedule 3.13(b) sets forth a complete and correct list of, and Seller has provided to Buyer true, correct and complete copies of, all employment or severance or termination agreements and policies, plans, commitments or other contracts, whether written or oral, accruing to the benefit of executive officer, director or material independent contractor of the Transferred Subsidiaries.

(c) There are no claims, disputes or controversies pending, or to Seller’s Knowledge threatened, against Seller or any of its Subsidiaries involving any individual required to be identified pursuant to Section 3.13 (a), or any events or facts of which Seller has Knowledge that could form the basis of any such claim, dispute or controversy, except for such claims, disputes or controversies that would not reasonably be expected to have a Material Adverse Effect on the Transferred Subsidiaries. No Transferred Subsidiary has suffered or sustained any work stoppage and, to Seller’s Knowledge, no such work stoppage is threatened against any Transferred Subsidiary.

(d) Neither Seller nor any Transferred Subsidiary is a party to any contract, agreement or arrangement with any labor union or employee association with respect to employees of any Transferred Subsidiary nor has Seller nor any Transferred Subsidiary conducted negotiations with any labor unions or employee association with respect to any employees of any Transferred Subsidiary. Neither Seller nor any Transferred Subsidiary is aware of any current attempts to organize or establish any labor union or employee association with respect to any of the employees of any Transferred Subsidiary, and there is no existing or pending certification of any such union with regard to a bargaining unit. The Transferred Subsidiaries have performed and discharged in all material respects their respective obligations with respect to works councils and other staff representatives, staff representative bodies and institutions representing all or part of the individuals required to be identified pursuant to Section 3.13 (a).

SECTION 3.14 Benefit Plans.

(a) Schedule 3.14(a) sets forth a true and correct list of each material Employee Benefit Plan or arrangement that is maintained or contributed to by any of the Transferred Subsidiaries or in which any current or former employee of the Transferred Subsidiaries participates. Except as set forth on Schedule 3.14(a), none of the Employee Benefit Plans that any Transferred Subsidiary maintains or to which any Transferred Subsidiary makes contributions or in which any current or former employee of Transferred Subsidiaries participates is subject to ERISA or the Code. No Transferred Subsidiary nor any trade or business, whether or not incorporated, which together with any Transferred Subsidiary would be deemed a “single employer” within the meaning of Section 4001 of ERISA (each Subsidiary and each such trade or business is referred to herein as an “ERISA Affiliate”), has maintained or made contributions to any Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA for the six-year period prior to the date of this Agreement.

(b) No Transferred Subsidiary nor any ERISA Affiliate has been obligated to make contributions to any Employee Benefit Plan subject to ERISA that is a multiemployer plan (within the meaning of Section 3(37) of ERISA), and no Transferred Subsidiary nor any ERISA Affiliate has made contributions to any Employee Benefit Plan subject to ERISA that is a multiple employer plan as defined in Section 413 of the Code for the six-year period prior to the date of this Agreement. All contributions or other amounts payable by Seller or any of the Transferred Subsidiaries as of the Closing Date with respect to each Employee Benefit Plan or arrangement that is maintained or contributed to by any of the Transferred Subsidiaries or in which any current or former employee of the Transferred Subsidiaries participates in respect of current or prior plan years have been either paid or accrued on the Unaudited Interim Balance Sheet, except to the extent the failure to make or accrue such payments would not reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 3.14(c), no employee of a Transferred Subsidiary is subject to Section 280G or Section 409A of the Code. No material Employee Benefit Plan or arrangement that is maintained or contributed to by any of the Transferred Subsidiaries or in which any current or former employee of the Transferred Subsidiaries participates provides death or medical benefits (whether or not insured) beyond their retirement or other termination of service the cost of which is material to the Transferred Subsidiaries taken as a whole other than coverage mandated by applicable Law. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of a Transferred Subsidiary to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due any such employee or officer.

(d) Each Employee Benefit Plan of a Transferred Subsidiary that is subject to the Laws of a non-U.S. jurisdiction is in substantial compliance with the applicable Laws of that jurisdiction.

SECTION 3.15 Intellectual Property. Schedule 3.15 sets forth a listing of all Intellectual Property Rights held or used by any Transferred Subsidiary, other than Intellectual Property Rights related to (a) commercial off-the-shelf Software having a cost of less than One Thousand United States Dollars (US$1,000) per seat or license and (b) standard form non-exclusive licenses that are generally available and have a cost of less than Fifty Thousand United States Dollars (US$50,000) per year (the “Transferred Subsidiary Intellectual Property Rights”). Except for off-the-shelf software programs (including but not limited to word processing and spreadsheet programs) and except as set forth on Schedule 3.15, each Transferred Subsidiary owns or has a right to use all the Transferred Subsidiary Intellectual Property Rights held or used by it free and clear of any Liens, other than Permitted Liens, and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments. Except as set forth on Schedule 3.15, (a) no proceedings are pending or, to the Knowledge of Seller threatened, which challenge the validity of the ownership or use by any Transferred Subsidiary of any Transferred Subsidiary Intellectual Property Rights, (b) Seller has no Knowledge of any infringement or infringing use of any Transferred Subsidiary Intellectual Property Rights or licenses thereof by any Person and (c) to the Knowledge of Seller, no material infringement by Seller or any of its Subsidiaries of any Intellectual Property Rights of any third party has occurred in connection with the conduct of the Transferred Subsidiaries’ respective businesses or will result in any way from the signing and execution of this Agreement or any of the Seller Ancillary Documents or the consummation of any or all of the transactions contemplated hereby and thereby, and no claim has been made by any third party based upon an allegation of any such infringement. To the Knowledge of Seller, none of the former or present employees, officers or directors of Seller or any of its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Transferred Subsidiary Intellectual Property Rights. Neither Seller nor any of Seller’s Subsidiaries licenses from any present or, to Seller’s Knowledge, former employees, officers or directors of Seller or any of Seller’s Subsidiaries, any Transferred Subsidiary Intellectual Property Rights which are necessary for the conduct of the business of the Transferred Subsidiaries. Except for agreements imposing an obligation on former or present employees, officers, directors, or independent contractors of Seller or any of Seller’s Subsidiaries to keep the Transferred Subsidiary Intellectual Property Rights confidential or to assign to Seller or any of Seller’s Subsidiaries any Transferred Subsidiary Intellectual Property Rights created, developed or conceived by any such Persons, neither Seller nor any of Seller’s Subsidiaries is a party to any employment contract, patent disclosure agreement or any other contract, agreement or arrangement with any employee of Seller or any of Seller’s Subsidiaries relating to any Transferred Subsidiary Intellectual Property Rights, that grants such employee an ownership right or other economic interest in such Transferred Subsidiary Intellectual Property Rights.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Closing Date that:

SECTION 4.1 Organization. Buyer is a limited company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Buyer has all requisite power and authority to carry on its businesses as now being conducted.

SECTION 4.2 Authority. Buyer has full capacity and authority to enter into this Agreement and the Buyer Ancillary Documents and to consummate the transactions contemplated hereby and thereby.

SECTION 4.3 Due Execution. This Agreement and the Buyer Ancillary Documents have been duly executed and delivered by Buyer and constitute valid and legally binding obligations of Buyer.

SECTION 4.4 No Finders. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

SECTION 4.5 Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser and has engaged expert advisors experienced in the evaluation and purchase of businesses such as the Transferred Subsidiaries as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of its obligations under this Agreement.

Buyer agrees to accept the Equity Interests, the Assigned Intercompany Debt and the Transferred Subsidiaries in the condition in which they exist on the Effective Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement.

SECTION 4.6 Financial Capacity. Buyer has sufficient cash on hand, liquid assets and available borrowings to pay the Purchase Price at Closing.

ARTICLE 5

COVENANTS

SECTION 5.1 Seller Covenants. Seller agrees that:

(a) From the date of this Agreement until the Closing Date or the termination of this Agreement, Seller shall, and shall cause the Transferred Subsidiaries to, conduct their businesses in the ordinary course consistent with past practices and to use commercially reasonable efforts to preserve intact the business organizations of the Transferred Subsidiaries and relationships of the Transferred Subsidiaries with third parties and to keep available the services of the employees of the Transferred Subsidiaries. Seller shall notify Buyer promptly of the occurrence of any event that would reasonably be expected to have a Material Adverse Effect on the Transferred Subsidiaries of which it or any of its Subsidiaries has Knowledge including, without limitation, information (and provide copies of all pertinent documents) concerning all proceedings instituted, threatened or asserted against or affecting the Transferred Subsidiaries at law or in equity, before or by any Governmental Entity. Seller shall keep records relating to the Transferred Subsidiaries in accordance with GAAP and other applicable accounting principles applied on a basis consistent with prior periods and in accordance with past practice. Seller shall inform and consult with Buyer regarding any significant developments or transactions proposed to be entered into relating to the Transferred Subsidiaries prior to the earlier of the Closing Date or the termination of this Agreement. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the termination of this Agreement or the Closing Date, Seller will not take or permit any of the Transferred Subsidiaries to take, any of the following actions, without Buyer’s prior written consent, which consent will not be unreasonably withheld or delayed: (i) adopt any change to the organizational documents of any Transferred Subsidiary (i.e., certificates of incorporation, organization or formation; bylaws or limited liability company operating agreements, as applicable), (ii) except as contemplated by Section 5.1(c), allow any Transferred Subsidiary to merge or consolidate with any other Person or acquire a material amount of assets from any other Person, (iii) except in the ordinary course of business and except as contemplated by Section 5.1(c), (A) sell or transfer material assets relating to the Transferred Subsidiaries, (B) grant, create, incur or suffer to exist any Liens, other than Permitted Liens, on any material assets or properties relating to the Transferred Subsidiaries, (C) incur any material Liability (absolute, accrued or contingent) relating to the Transferred Subsidiaries, (D) waive any material claims or rights relating to the Transferred Subsidiaries, or (E) enter into, assume or amend any Material Contract, (iv) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any employee of any Transferred Subsidiary, except in the ordinary course of business or pursuant to the Contracts set forth on Schedule 5.1(a), (v) pay or agree to pay any additional or increased benefits under any Employee Benefit Plan of a Transferred Subsidiary, except in the ordinary course of business, (vi) award any additional equity to any employee of a Transferred Subsidiary, except to the extent contractually obligated to provide such equity award as of the date hereof or in the ordinary course of business, (vii) amend or terminate any employment agreement with any employee of any Transferred Subsidiary or enter into any new employment agreement with any employee of any Transferred Subsidiary, except in the ordinary course of business, (vii) make any election relating to Taxes of or relating to any of the Transferred Subsidiaries, or their respective assets or businesses, which would have any Material Adverse Effect on Tax obligations of the Transferred Subsidiaries for any taxable period or portion thereof beginning after the Closing Date, including, without limitation, any change in accounting method for Tax purposes and/or change in Tax status (other than an election with respect to WFIL under Treasury Regulations section 301.7701-3 described in clause (ii) of Section 5.1(c)), or amend any material Tax Return filed prior to the date hereof or hereinafter filed having such effect, (viii) make any capital expenditure in excess of Fifty Thousand United States Dollars (US$50,000), or (ix) commit or agree to take any of the foregoing actions.

(b) From the date hereof to the earlier of the Closing Date or the termination of this Agreement as provided in Article 8, Seller shall afford Buyer, its advisors and representatives, upon reasonable prior written notice and in a manner that does not interfere with the normal business activities of Seller, reasonable access to information relating to the Transferred Subsidiaries as Buyer reasonably requests, including permitting Buyer, its advisors and representatives to make physical inspections of the Transferred Subsidiaries’ assets, properties, financial statements and books and records.

(c) Prior to the Closing Date, Seller shall, and shall cause its Affiliates to, as applicable, take the following actions in the following sequence:

(i) if requested by Seller and approved by Buyer, WFI Sweden shall elect to be classified as a disregarded entity for U.S. federal income Tax purposes under Treasury Regulation section 301.7701-3, effective by no later than the day prior to the Closing Date;

(ii) WFIL shall elect to be classified as a disregarded entity for U.S. federal income Tax purposes under Treasury Regulation section 301.7701-3, effective by no later than the day prior to the Closing Date;

(iii) WFI UK, Ltd. shall transfer to WFI Sweden all of its right, title and interest in and to 7,000 shares of WFI Turkey;

(iv) Seller shall cancel the outstanding debt of WFI Turkey shown on Schedule A, such cancellation to be effectuated in form and substance reasonably acceptable to Buyer;

(v) WFIL shall, (A) first, utilize the EMEA Excess Cash to pay to WFI the portion of the Intercompany Debt owed by it to WFI that is designated as “Trade” on Schedule A and (B) second, utilize the balance of the EMEA Excess Cash remaining after the foregoing payment to pay WFI that portion of the loan principal of the Intercompany Debt owed by it to WFI that is designated as “Loans” on Schedule A such that the remaining balance of the Intercompany Debt equals the amount of the Assigned Intercompany Debt; and

(vi) WFIL shall transfer to WFI UK, Ltd., in consideration of US $1, all of its right, title and interest in and to all the equity interests of WFI Spain.

In addition to the foregoing, prior to the Closing Date, Seller shall, and shall cause each of its Affiliates to, terminate any and all agreements and arrangements between Seller and any of its Affiliates other than a Transferred Subsidiary, on the one hand, and any Transferred Subsidiary, on the other hand.

Buyer and Seller acknowledge and agree that to the fullest extent permitted by Law, as of the time of the transfer described in the foregoing clause (iii), WFI Sweden shall be deemed the beneficial and substantive owner of the transferred interests in WFI Turkey, notwithstanding that legal title and registration of any equity interest of such entity in the name of WFI Sweden may occur at a later date and WFI Sweden shall be entitled to receive through its beneficial ownership of such transferred interest in WFI Turkey any and all benefits relating to ownership of such transferred interest, and, except as otherwise provided by this Agreement, shall assume and be fully responsible for any and all Liabilities relating to such transferred interest.

Buyer and Seller further acknowledge and agree that to the fullest extent permitted by Law, as of the time of the transfer described in the foregoing clause (vi), WFI UK, Ltd. shall be deemed the beneficial and substantive owner of WFI Spain, and assume full responsibility and operational control of such entity, notwithstanding that legal title and registration of any equity interest of such entity in the name of WFI UK, Ltd. may occur at a later date and WFI UK, Ltd. shall be entitled to receive through its beneficial ownership of WFI Spain any and all benefits relating to ownership of interests in such entities, and, except as otherwise provided by this Agreement, shall assume and be fully responsible for any and all Liabilities relating to such entities.

(d) Seller shall pay and be responsible for any fee or commission payable to any investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Seller with respect to the consummation of the transactions contemplated by this Agreement.

(e) Prior to the Closing, Seller shall pay or shall cause the Transferred Subsidiaries to pay all payroll (including related payroll Taxes and expenses), contractor and other expenses of the Transferred Subsidiaries through Week 5 as set forth on Schedule 5.1(e).

(f) Seller will use commercially reasonable efforts to obtain such written consents, assignments, waivers and authorizations or other certificates from third parties, including Governmental Entities, and give such notices to third parties, including Governmental Entities, in each case that are required to consummate the transactions provided for herein and to keep in effect and avoid the breach, violation or termination of any Material Contract of any Transferred Subsidiary (each, an “Assignment Consent”); provided, however, that reasonable efforts by Seller shall not include (a) the payment of any amounts by Seller to any such third party or (b) the amendment of any provision of, or waiver of any rights under, any contract between Seller or any Transferred Subsidiary, on the one hand, and any such third party, on the other hand. If any Assignment Consents are not received on or before the Closing Date with respect to any Material Contract, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with all of the benefits of such Material Contract as if the Assignment Consent had been obtained as set forth in more detail in the Transition Services Agreement, including by granting subleases and establishing subcontracting arrangements. In no event will Buyer be entitled to delay the Closing or terminate this Agreement due to Seller’s failure to obtain an Assignment Consent.

(g) For a period of four (4) years following the Closing Date, Seller hereby agrees not to, either on its own account or in conjunction with or on behalf of any Person, carry on or be engaged, directly or indirectly, whether as a shareholder, director, employee, partner, agent or otherwise, in Europe, the Middle East or Africa in the delivery of the following services, whether directly or as a subcontractor to an equipment vendor or any other Person, relating to wireless carriers for their licensed wireless telecommunications networks, whether privately owned or owned by a Governmental Entity: (1) consulting services for all planning, including without limitation technology assessment, vendor evaluation, market analysis and business plan development; (2) design and deployment services, including without limitation radio frequency engineering, spectrum relocation, fixed network engineering, core network engineering, site acquisition, zoning, permitting, construction/construction management and installation and optimization services; (3) management and optimization services, including without limitation radio frequency optimization services, testing and analysis of quality of service and end-user experience and network operations and maintenance services; or (4) any outsourcing or managed service that includes any of the activities described in the foregoing clauses (1) through (3); provided, however, Seller shall in no way be restricted for engaging in or carrying on such activities for Governmental Entities through its WFI Government Services, Inc. entity in connection with the non-commercial activities of such Governmental Entities, such as, but not limited to, military and police functions. While the restrictions contained in this Section 5.1(f) are considered by the parties to be reasonable in all the circumstances for the protection of the interests of Buyer and/or the Transferred Subsidiaries, it is recognized that restrictions of the nature in question may fail for technical reasons and, accordingly, it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective. The parties hereby agree that any remedy at Law for any of breach by Seller of any of the provisions contained in this Section 5.1(f) may be inadequate and that Buyer will be entitled to seek injunctive relief in addition to any other remedy Buyer may have under this Agreement.

(h) On and after the Closing Date, Seller will afford promptly to Buyer and its accountants, attorneys, agents and representatives full and complete access to its and its Subsidiaries’ properties, books, records, documents, employees, directors and auditors to the extent reasonably necessary or appropriate to permit Buyer to (i) determine any matter relating to Buyer’s rights and obligations hereunder, (ii) complete and/or initiate any and all financial audits necessary or appropriate for Buyer’s business, operations and financial reporting purposes, and (ii) respond to, prepare for, or defend itself against any third-party or governmental investigation, inquiry, action, suit, proceeding, claim or threatened or actual legal or arbitral proceedings arising from the operation of the Transferred Subsidiaries prior to the Closing Date; provided, however, that any such access by Buyer shall not unreasonably interfere with the conduct of Seller’s business; provided, further that Buyer may retain copies of such books and records that are reasonably necessary or appropriate to respond to, prepare for, or produce such properties, books, records and employees in connection with any existing third-party or governmental investigation, inquiry, action, suit, proceeding, claim or threatened or actual legal proceeding or arbitration..

(i) Seller shall be obligated to reimburse Buyer for any costs in excess of Ten Thousand United States Dollars ($10,000) incurred by Buyer or any of its Subsidiaries in connection with the dissolution of Wireless Facilities International Germany GmbH.

SECTION 5.2 Buyer Covenants. Buyer agrees that:

(a) On and after the Closing Date, Buyer will, and shall cause each of the Transferred Subsidiaries to, afford promptly to Seller and its accountants, attorneys, agents and representatives full and complete access to their properties, books, records, documents, employees, directors and auditors to the extent reasonably necessary or appropriate to permit Seller to (i) determine any matter relating to Seller’s rights and obligations hereunder or to any period ending on or before the Closing Date, (ii) complete and/or initiate any and all financial audits necessary or appropriate for Seller’s financial reporting purposes, and (iii) respond to, prepare for, or defend itself against any third-party or governmental investigation, inquiry, action, suit, proceeding, claim or threatened or actual legal or arbitral proceedings, including, without limitation, any and all stockholder derivative and/or class action litigation and inquiries and investigations by the U.S. Securities and Exchange Commission (the “SEC”), whether or not in existence as of the Closing Date; provided, however, that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer; provided, further that Seller may retain copies of such books and records that are reasonably necessary or appropriate to respond to, prepare for, or produce such properties, books, records and employees in connection with any existing third-party or governmental investigation, inquiry, action, suit, proceeding, claim or threatened or actual legal proceeding or arbitration.

(b) Without limiting the foregoing, Buyer will, and shall cause the Transferred Subsidiaries to, provide full cooperation with respect to issues relating to, arising under or resulting from Seller’s ongoing stockholder derivative and/or class action litigation and SEC investigation, including, without limitation: (x) assisting in making employees of Buyer and the Transferred Subsidiaries reasonably available for deposition testimony; and (y) preserving and delivering original copies of, and providing reasonable access to, any and all properties, books, records, documents relating to, arising under or resulting from Seller’s ongoing stockholder derivative and/or class action litigation and SEC investigation. Seller shall be responsible for all reasonable out-of-pocket costs incurred by Buyer and its Subsidiaries in complying with this Section 5.2(b), including copying, delivery and telephone charges and shall provide Buyer with reasonable compensation for the salary and benefits associated with any employees who devote a significant portion of any calendar year assisting Seller pursuant to this Section 5.2(b).

SECTION 5.3 Mutual Covenants. Buyer and Seller agree that:

(a) Subject to the terms and conditions of this Agreement, Buyer and Seller will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, diligently pursuing the registration of the transfer of the Equity Interests with the appropriate national, state, local or municipal governmental authorities. Buyer agrees to cause the Transferred Subsidiaries to execute, notarize and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Notwithstanding the foregoing, no delay, postponement, or rejection of the registration of the transfer of the Equity Interests from Seller to Buyer by any national, state, local or municipal governmental authority shall be deemed to delay the Closing hereunder, and the parties shall take all reasonably necessary actions to effect such registration of the transfer of the Equity Interests with the appropriate national, state, local or municipal governmental authorities.

(b) Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in each case in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(c) Buyer and Seller shall enter into a Transition Services Agreement, attached hereto as Exhibit B, which Transition Services Agreement will, among other things, grant to Buyer a license to use the name, trademarks and domain names related to “WFI” or Wireless Facilities” for one hundred twenty (120) days following Closing pursuant to the terms and conditions contained therein. The Transition Services Agreement shall also address identified IT support for the periods specified therein and the cost to Buyer of such support.

(d) Unless the parties otherwise mutually agree in writing, Seller agrees that it will not, and will not permit its Affiliates to, prior to the second anniversary of the Closing Date, in any manner, directly or indirectly or by assisting others, (a) hire or attempt to hire, on any of their behalves or on behalf of any other Person, any employee of any Transferred Subsidiary, or (b) otherwise encourage any employee of a Transferred Subsidiary to leave the employ of Buyer; provided, however, nothing in this Section 5.3(d) shall prohibit or prevent Seller or its Affiliates from hiring or attempting to hire any employee of a Transferred Subsidiary whose employment with a Transferred Subsidiary has been terminated and who has not been employed by any Transferred Subsidiary for a period of six (6) or more months. Unless the parties otherwise mutually agree in writing, the parties agree that they will not, and they will not permit their Affiliates to, prior to the second anniversary of the Closing Date, in any manner, directly or indirectly, or by assisting others, solicit or attempt to solicit on any of their behalves or on behalf of any other Person any employee of the other party or its Affiliates, except that Buyer or any of its Affiliates are permitted to continue to employ the employees of the Transferred Subsidiaries following the Closing and that nothing in this Section 5.3(d) shall prohibit or prevent the parties or their Affiliates from soliciting or attempting to solicit on any of their behalves or on behalf of another Person any employee of the other party or its Affiliates where the individual’s employment with the other party or its Affiliates has been terminated and such individual has not been employed by the other party or its Affiliates for a period of six (6) or more months. The foregoing provisions will not apply to general solicitations of potential employees (e.g., general newspaper advertisements or website job postings) that are not specifically targeted to the employees of the other party or otherwise intended to circumvent the provisions of this Section 5.3(d). The parties hereby agree that any remedy at law for any breach of the provisions contained in this Section 5.3(d) may be inadequate and that the non-breaching party will be entitled to seek injunctive relief in addition to any other remedy such party might have under this Agreement.

ARTICLE 6

TAX MATTERS

SECTION 6.1 Tax Definitions. The following terms, as used in this Article 6, have the following meanings:

“Federal Tax” means any Tax imposed under Subtitle A of the Code.

“Final Determination” means (i) with respect to Federal Taxes, a “determination” as defined in Section 1313(a) of the Code and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by Buyer, Seller or any of their Affiliates, whichever is responsible for payment of such Tax under applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that the party bearing the burden of such Tax (taking into account the indemnity obligations under this Agreement) determines that no action should be taken to recoup such payment.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Partial Tax Period” means the portion of any Straddle Period beginning before and ending at the close of business on the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Seller Group” means, with respect to federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member and, with respect to state, local, or foreign Taxes, the consolidated, combined or unitary group of which Seller or any of its Affiliates (other than any of the Transferred Subsidiaries) is a member and which includes one or more of the Transferred Subsidiaries during a relevant taxable period.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Tax Return” means any return, report or similar statement required or proposed by a party to be filed with a Taxing Authority with respect to any Taxes (including any required attached schedules and workpapers), including any information return (including, without limitation, IRS Form 5471 or any form or report required to be filed under Sections 6038 or 6038B of the Code or the Treasury Regulations promulgated thereunder) or report, claims for refund, amended return and declaration of estimated Tax.

SECTION 6.2 Liability for Taxes.

(a) “Indemnified Taxes” means (1) all Taxes of each of the Transferred Subsidiaries and their respective assets or businesses for all Pre-Closing Tax Periods or allocable to Pre-Closing Partial Tax Periods under the principles of Section 6.2(c); (2) all Taxes imposed on any Transferred Subsidiary by reason of its inclusion during any period before the Closing in any group of entities that filed or was or will be required to file Tax Returns on an affiliated, consolidated, combined or unitary group basis (including Taxes imposed pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Law); (3) any and all Taxes with respect to the Transferred Subsidiaries (and their respective assets or businesses) resulting from or arising out of any of the transactions contemplated by this Agreement and not effected in the ordinary course of business, other than Transfer Taxes allocable to Buyer pursuant to Section 6.4(c); (4) any and all withholding Taxes collected from Buyer which are determined by a relevant Governmental Entity to have been required to be withheld out of the Purchase Price payable pursuant to this Agreement; (5) any and all Taxes resulting from or arising out of the actions described in Section 5.1(c) or resulting from the Deed of Release or any action taken pursuant to the Deed of Release for all Pre-Closing Tax Periods or allocable to pre-Closing Partial Tax Periods under the principles of Section 6.2(c); (6) any and all Taxes imposed on any Transferred Subsidiary as a transferee or successor of another Person, either by contract or pursuant to any Law, to the extent that such transferee or successor liability for Tax arose by reason of an event or transaction occurring at or prior to the Closing; and (7) any and all Liabilities for Taxes with respect to any taxable period (whether before, during or after the Closing Date), relating to or arising from matters described in Section 9.1(b)(iv), including without limitation any Liabilities for Taxes arising from the provisions of the U.K. Taxation of Chargeable Gains Act 1992, § 179 or the U.K. Finance Act 2002, Schedule 29, ¶ 58, other than Liabilities incurred by reason of the breach by Buyer (and not by Seller) of the last sentence of Section 6.9; provided, however, that Indemnified Taxes shall not include the portion of any of the foregoing Taxes which is specifically identified as a liability on the Unaudited Interim Balance Sheet or which is incurred in the ordinary course of business after December 31, 2006 and not required under GAAP to be shown on the Unaudited Interim Balance Sheet. For the avoidance of doubt, no indemnity is provided pursuant to Section 9.1(b) in respect of Taxes for any Post-Closing Tax Period and any Straddle Period in excess of the portion allocable to a Pre-Closing Partial Tax Period under the principles of Section 6.2(c) attributable to unavailability or prior absorption of a loss carryover or similar Tax-related attribute from a Pre-Closing Tax Period.

(b) “Non-Indemnified Taxes” means all Taxes which are not Indemnified Taxes, including without limitation (1) all Taxes (or the non-payment thereof) of the Transferred Subsidiaries for all Post-Closing Tax Periods and any Straddle Period in excess of the portion allocable to a Pre-Closing Partial Tax Period under the principles of Section 6.2(c); and (2) all Taxes imposed on any Transferred Subsidiary by reason of its inclusion during any period after the Closing in any group of entities that file or is required to file Tax Returns on an affiliated, consolidated, combined or unitary group basis (including Taxes imposed pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of state, local, or foreign Law); and (3) all Taxes imposed on any Transferred Subsidiary as a transferee or successor of another Person, either by contract or pursuant to any Law, to the extent that such transferee or successor liability for Tax arose by reason of an event or transaction occurring after the Closing.

(c) If the Transferred Subsidiaries are permitted but not required under applicable income Tax Laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period. For purposes of this Section 6.2, in the case of any Taxes that are payable for a Straddle Period, the portion of such Taxes that is attributable to the Pre-Closing Partial Tax Period shall (1) subject to clause (2) of this Section 6.2(c), including any Tax based on or measured by income or receipts of the Transferred Subsidiaries during the Straddle Period, be deemed equal to the amount of Tax which would be payable if the relevant taxable period had ended at the close of business on the Closing Date and such Tax was computed on a “closing of the books” basis computed on a specific identification basis, according to the date of the event or transaction giving rise to the Tax or measure of Tax (with exemptions, allowances or deductions that are calculated on an annual or periodic basis, such as the deduction for depreciation, apportioned on a pro-rata per diem basis); provided, however, that, except as otherwise specifically provided in this Agreement any Taxes attributable to (A) transactions not specifically contemplated by this Agreement and not in the ordinary course of business that occur on the Closing Date but after the Closing shall be considered to have occurred on the day following the Closing Date and (B) transactions not specifically contemplated by this Agreement and not in the ordinary course of business that occur on the Closing Date but before the Closing shall be considered to have occurred on the day prior to the Closing Date, and (2) in the case of any other Tax with respect to which the portion of which that is allocable to the Pre-Closing Partial Tax Period cannot practically be determined on a specific identification basis (because of, for instance, restrictions imposed by applicable Law) by reference to the “closing-of-the-books” method described above, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in the entire taxable period. For avoidance of doubt, except as otherwise provided in Section 6.4(c), Taxes imposed on the Transferred Subsidiaries as a result of consummation on the Closing Date of the transactions contemplated by this Agreement shall be allocated to the Pre-Closing Tax Period or Pre-Closing Partial Tax Period, as the case may be.

SECTION 6.3 Filing of Tax Returns.

(a) Seller will file (or cause to be filed) all Tax Returns of the Seller Group (collectively, “Combined Tax Returns”) for all taxable periods in which any Transferred Subsidiary are included or required to be included. Seller will prepare such Combined Tax Returns in a manner consistent with past practice.

(b) Except as described in Sections 6.3.(a), Buyer shall prepare and timely file (or cause to be timely filed) with the appropriate Taxing Authorities all Tax Returns required to be filed by the Transferred Subsidiaries with respect to any taxable period beginning before the Closing Date that are due after the Closing Date (each a “Buyer Prepared Return”). Each such Buyer Prepared Return shall be prepared in a manner consistent with the prior practice of the Transferred Subsidiaries, unless otherwise required by Law. Seller shall provide Buyer promptly any and all information and documents reasonably requested by Buyer in connection with Buyer’s preparation of such Buyer Prepared Returns. No liability in respect of Tax shown on any Buyer Prepared Return shall be considered to constitute a Damage subject to indemnity pursuant to Section 9.1(b) unless, before filing of such Buyer Prepared Return, Buyer shall have provided Seller with a copy of such Buyer Prepared Return for review and comment and Seller shall have approved the filing of such Buyer Prepared Return, which approval shall not be unreasonably withheld or delayed. For this purpose, Seller’s withholding of approval of a Buyer Prepared Return based upon Buyer’s failure to adopt in such Tax Return an alternative reporting position suggested by Seller in the notice of Tax Statement Dispute described in Section 6.3(c) shall be deemed reasonable if the reporting position proposed by the Seller to be reflected in such Buyer Prepared Return has a “reasonable basis” (set forth in said notice), within the meaning of Section 6662 of the Code and is not inconsistent with prior practice with respect to the Tax Returns of the relevant Transferred Subsidiary. Buyer shall make a good faith effort to provide Seller with a copy of each such Buyer Prepared Return for review and comment at least thirty (30) days prior to the required filing date (with permitted extensions) of such return (or, if required to be filed within thirty (30) days after the Closing or the end of the taxable period to which such return relates, as soon as possible following the Closing or end of such taxable period, as the case may be), accompanied by a statement (a “Pre-Closing Tax Statement”) setting forth and calculating in reasonable detail the Indemnified Taxes that are shown as due on such Tax Return. Such Pre-Closing Tax Statement shall be sufficient to allow Seller to make a reasonable determination as to the accuracy of the calculation (except for inaccuracies which would not materially and adversely affect Seller). Each Pre-Closing Tax Statement shall be considered to be a Notice of Claim within the meaning of Section 9.5(a). Buyer shall timely pay or cause to be paid the Tax shown as due on each Buyer Prepared Return, provided that such obligation shall not prevent recovery from Seller of any portion thereof which constitutes Indemnified Taxes pursuant to Section 9.1.

(c) If Seller disagrees with the manner of preparation of a Buyer Prepared Return or the amount of Indemnified Taxes calculated in the Pre-Closing Tax Statement, within ten (10) days of the receipt of the Buyer Prepared Return and Pre-Closing Tax Statement, Seller shall provide to Buyer a notice of such dispute (a “Tax Statement Dispute”). If Seller does not provide a notice of Tax Statement Dispute within such 10-day period, the amount of Indemnified Tax shown therein shall be treated as a Settled Claim, and the amount claimed therein shall be paid out of the Holdback Amount as specified in Section 9.6.

(d) If Seller provides Buyer with a notice of a Tax Statement Dispute, Seller shall also provide Buyer with a proposed revision of such Buyer Prepared Return, a statement setting forth and calculating in reasonable detail the Indemnified Taxes with respect to such Buyer Prepared Return, and a written explanation of the reasons for its adjustment. If Seller and Buyer, after consultation with their tax advisors, cannot reach complete agreement, the dispute shall be submitted to an arbitrator (the “Tax Arbitrator”) pursuant to the procedures described in Section 10.6, for resolution by the Tax Arbitrator no later than five (5) days prior to the required filing date of such Buyer Prepared Return. The decision of the Tax Arbitrator with respect to such dispute shall be binding upon Buyer and Seller and their Affiliates. If a Tax Statement Dispute is resolved such that the Tax reported as due on the applicable Buyer Prepared Return is less than that proposed by Buyer in the applicable Pre-Closing Tax Statement, and the Final Determination of any issue that was the subject of such Tax Statement Dispute results in required payment of Indemnified Taxes, then, notwithstanding any other provision of this Agreement to the contrary, Seller’s indemnification obligation under Section 9.1(b)(i) for the portion of the resulting Indemnified Taxes which consist of penalties and interest payable in respect of the portion of the Taxes determined to have been reportable in excess of the Taxes that were initially proposed to be reported by Buyer in the Buyer Prepared Return shall be payable by Seller as Damages without regard to the limitations otherwise applicable with respect to such Damages under Sections 9.9 and 9.10 of this Agreement, and the amount of such interest and penalties recoverable as Damages shall not be taken into account when applying the provisions of Section 9.9 to indemnity obligations for other Damages .

(e) To the extent a Claim for Taxes set forth in a Pre-Closing Tax Statement that has been Finally Determined within the meaning of Section 9.6, but cannot be fully satisfied out of the Holdback Amount available at the time of such Final Determination, Seller shall pay to Buyer the unsatisfied portion of the Finally Determined Claim for Taxes by wire transfer on the later of (a) the third (3rd) Business Day prior to the due date for payment of such Taxes to the relevant Taxing Authority and (b) the third (3rd) Business Day after such Claim was Finally Determined.

SECTION 6.4 Tax Covenants.

(a) Upon the prior written request of Buyer, whether prior to or after the Closing Date, Seller shall file (or to cause to be filed) or join (or cause one or more of their Affiliates to join) in the execution and filing of an IRS Form 8832 and any other documentation necessary to cause one or more of the Transferred Subsidiaries (other than WFIL and, if the action described in clause (i) of Section 5.1(c) has been effectuated, WFI Sweden), as directed by Buyer, to elect to be treated, effective as of the day prior to Closing, as a partnership or disregarded entity for federal income tax purposes, as applicable; provided however, that notwithstanding anything in this Agreement to the contrary, if such election is made as requested by Buyer, any Tax Liability of such Transferred Subsidiary resulting from such election shall not be an Indemnified Tax to the extent that it exceeds the Tax Liability that would have existed absent such election with respect to such Transferred Subsidiary, and Buyer shall indemnify Seller and its Affiliates from any adverse Tax consequences attributable to the making of such election; provided that, if Buyer has given notice to Seller to make such election not less than fifteen (15) days before such election is required to be filed, the amount of such indemnity shall be payable by Buyer only if Seller has informed Buyer at least five (5) days before the required filing date for such election of the nature and the reasonably estimated amount of such adverse Tax consequence and thereafter promptly provided Buyer with such relevant information related to such adverse Tax consequences as Buyer may reasonably request.

(b) Seller shall cause WFI UK, Ltd. to make the WFI Turkey Share Transfer Tax Filing no later than one hundred sixty (160) days following the date of the transfer described in clause (iii) of Section 5.1(c) and promptly thereafter shall provide Buyer with evidence thereof.

(c) All transfer, documentary, sales, use, stamp, registration and other such fees and Taxes (“Transfer Taxes”) incurred in connection with this Agreement and the cost of preparing any Tax Returns related to Transfer Taxes shall be borne equally by Buyer and Seller. To the extent that any portion of Transfer Tax is paid or required by Law to be paid by one party hereto but required by the foregoing to be borne by another party hereto, such other party shall pay or reimburse the Tax-paying party for the proper portion of the Tax required to be so borne upon notice from the Tax-paying party of the amount of such Tax required to be paid or reimbursed. The parties shall cooperate to file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes.

SECTION 6.5 Contest Rights.

(a) If any party or any of its respective Affiliates receives notice or otherwise becomes aware with respect to any (1) current or future audit, examination, investigation or other proceeding or (2) any claim, demand, assessment (including a notice of proposed assessment), or other assertion, in any case relating to Taxes relating to the Transferred Subsidiaries (or their respective assets or businesses) that could give rise to a liability of the other party hereto (including pursuant to Section 9.1), then such party, shall promptly notify the other party in writing. Each party agrees to consult with and to keep the other party hereto informed on a regular basis regarding the status of any Tax audit or proceeding. Seller and Buyer will cooperate with each other (and cause their respective Affiliates to so cooperate) in the conduct of any audit or other proceeding (including appeals) related to Taxes and all other Tax matters relating to the Transferred Subsidiaries or their respective assets or businesses, and each will execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Agreement. The party requesting cooperation under this Section 6.5(a) will reimburse the other party for any reasonable and actual out-of-pocket expenses reasonably incurred in furnishing such cooperation.

(b) Subject to the other provisions of this Section 6.5, Seller shall have the right to control, at its own expense, any and all audits and any and all subsequent proceedings with respect to (i) any Pre-Closing Tax Period or Straddle Period which if adversely resolved, may reasonably be expected to give rise to an Indemnified Tax, (ii) any taxable period reflected on a Combined Tax Return, and (iii) solely for the sake of clarity, any Taxes solely of Seller or any of its Affiliates (other than the Transferred Subsidiaries) not described in clauses (i) or (ii); provided, however, that none of Seller or any of its Affiliates shall settle, compromise, or waive or fail to initiate or pursue any such proceeding (or portion thereof) without the specific prior written consent of Buyer if such settlement, compromise, waiver or failure would cause any of Buyer or any of its Affiliates to be liable for Taxes (other than Indemnified Taxes for which Buyer will be entitled to full and complete indemnification by Seller notwithstanding the limitations contained in Section 9.9 and Section 9.10) for which they would not have been liable absent such settlement, compromise, waiver or failure. Buyer shall have the right to participate in such proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such proceeding which does not affect a potential liability of Seller. Both Buyer and Seller shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense, in any audit or administrative or judicial proceedings involving a Straddle Period. Except as provided in this Section 6.5, the provisions of Article 9, including the provisions therein addressing settlement authority, shall govern the manner in which any Tax audit or administrative or judicial proceeding relating to Taxes is resolved.

SECTION 6.6 Tax Elections; Amended Returns; Refunds.

(a) Except in connection with an audit resolved pursuant to Section 6.5, no party or Affiliate of a party may amend a Tax Return of a Transferred Subsidiary, or file or amend any Tax election of a Transferred Subsidiary, in each case, with respect to a Pre-Closing Tax Period or Pre-Closing Partial Tax Period without the consent of Seller, which consent shall not be unreasonably withheld or delayed.

(b) To the extent any determination of Tax liability of a Transferred Subsidiary, whether as the result of an audit or examination, a claim for refund, the filing of an amended Tax Return or otherwise, results in any refund or credit of overpaid Indemnified Taxes, Buyer shall promptly pay the amount of such refund or credit that is received or applied for the benefit of Buyer or its Affiliates (but only to the extent that such overpaid Indemnified Taxes (i) have actually been paid by Seller or any of the Transferred Subsidiaries (limited in the case of any Transferred Subsidiary to payments made by such Transferred Subsidiary prior to Closing), either directly or through indemnity payment to Buyer, and (ii) exceed any amount included as an asset in the Unaudited Interim Balance Sheet in respect of a Transferred Subsidiary’s right to refund or credit of such overpaid Indemnified Taxes), along with any interest actually received or credited thereon, to Seller upon receipt thereof by Buyer or its Affiliates.

(c) Except as provided in Section 6.6(b), Buyer will be entitled to any refund (and including interest paid therewith) of any Tax liability of the Transferred Subsidiaries.

SECTION 6.7 Treatment of Indemnification Payments. Any payment made by Buyer, Seller, or any of their respective Affiliates pursuant to Article 9 shall, to the extent permissible under applicable Law, be treated as an adjustment to the Purchase Price for all relevant Tax purposes.

SECTION 6.8 All Payments Net of Withholding. All payments made by Buyer (or any of its Affiliates) to Seller (or any of its respective successors or assigns) pursuant to this Agreement shall be made net of any amounts required to be withheld under applicable Law.

SECTION 6.9 Cooperation, Access to Information, and Record Retention. Seller and Buyer shall cooperate, and cause their representatives and Affiliates to cooperate, as and to the extent reasonably requested by the other party in connection with the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding (including appeals) relating to any Taxes or Tax Return concerning or with respect to the Transferred Subsidiaries or their respective assets or business. Such cooperation shall include the provision to the other party, upon request, as promptly as practicable, of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller and Buyer and their Affiliates shall (a) retain all books and records with respect to Taxes of the Transferred Subsidiaries (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period, and (b) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, allow such party to take possession of such books and records. The parties further agree, (i) upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Transferred Subsidiaries or that could be subject to indemnity pursuant to item 7 of Section 6.2(a); and (ii) except to the extent contemplated by this Agreement or otherwise required by Law, to refrain from (and to cause their Affiliates to refrain from) transferring any shares of stock in Questus or liquidating Questus prior to January 1, 2009.

ARTICLE 7

CONDITIONS TO CLOSING

SECTION 7.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) No Proceedings. No judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction shall be in effect which has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

(b) Governmental Consents. All consents, approvals, orders or authorizations from, and all material declarations, filings and registrations with, any Governmental Entity, including all necessary approvals under any applicable antitrust Laws, required to consummate the transactions contemplated by this Agreement shall have been obtained or made, except to the extent that the failure to obtain such consents, approvals, orders or authorizations or to make such material declarations, filings or registrations would not reasonably be expected to have a Material Adverse Effect on the Transferred Subsidiaries or Buyer (for purposes of this clause, after giving effect to the transactions contemplated hereby); provided, however, that Buyer shall be obligated to consummate the transactions contemplated by this Agreement, notwithstanding the fact that the registration of the Equity Interests of the Transferred Subsidiaries may occur subsequent to the Closing Date.

(c) Representations and Warranties. The representations and warranties of Seller set forth in Article 3 must have been true and correct in all respects as of the date hereof and must be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties need only to be true and correct on and as of such specified date or dates), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and would not reasonably be expected to have a Material Adverse Effect on the Transferred Subsidiaries (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), and Buyer shall have received a certificate signed by a duly authorized officer of Seller to the foregoing effect.

(d) Performance of Obligations of Seller. Seller must have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date, and Buyer shall have received a certificate signed by a duly authorized officer of Seller to the foregoing effect.

(e) Good Standing Certificates. Seller must have delivered to Buyer certificates of Governmental Entities as to the good standing of each Transferred Subsidiary.

(f) Transition Services Agreement. Seller must have executed and delivered to Buyer a counterpart of the Transition Services Agreement, substantially in the form attached hereto as Exhibit B.

(g) Resignation of Officers and Directors. Those Persons holding the position of a director or officer of any of the Transferred Subsidiaries, in office immediately prior to Closing, as to which Buyer shall requested their resignations, will have resigned in writing from such positions effective as of the Closing.

(h) Secretary Certificate of Seller. Buyer shall have received a certificate executed by the Secretary or any Assistant Secretary of Seller, dated the Closing Date, certifying as to (i) the good standing of Seller in the State of Delaware, (ii) the effectiveness of the resolutions required in order to authorize the execution, delivery and performance of this Agreement by Seller and (iii) the effectiveness of the Deed of Release and the non-existence of any amendments thereto or waivers of any provisions thereof.

(i) FIRPTA Certificate. Buyer shall have received a certificate, signed by Seller under penalties of perjury, substantially in the form attached hereto as Exhibit C.

(j) Secretary Certificate of the Transferred Subsidiaries. Buyer shall have received a certificate executed by the Secretary or any Assistant Secretary of each Transferred Subsidiary, dated the Closing Date, certifying as to (i) the good standing of such Transferred Subsidiary in its jurisdiction of organization, (ii) the organizational documents of such Transferred Subsidiary and (iii) in the case of WFIL, the effectiveness of the Deed of Release and the non-existence of any amendments thereto or waivers of any provisions thereof.

(k) Material Adverse Effect. No event or events that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Transferred Subsidiaries shall have occurred after the date of this Agreement.

(l) Cash Held by Transferred Subsidiaries. Buyer shall have received evidence that the aggregate net cash balance held by the Transferred Subsidiaries equals at least Two Hundred Fifty Thousand United States Dollars ($250,000).

(m) Reduction of Intercompany Debt and Other Pre-Closing Date Actions. Seller and its Affiliates shall have completed all actions described in Section 5.1(c) (with respect to clause (i) thereof, only if such action was requested by Seller and approved by Buyer), and shall have provided Buyer with copies of documentation effectuating such actions.

SECTION 7.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to Closing of each of the following conditions:

(a) No Proceedings. No judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction shall be in effect which has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

(b) Governmental Consents. All consents, approvals, orders or authorizations from, and all material declarations, filings and registrations with, any Governmental Entity, including all necessary approvals under any applicable antitrust Laws, required to consummate the transactions contemplated by this Agreement shall have been obtained or made, except to the extent that the failure to obtain such consents, approvals, orders or authorizations or to make such material declarations, filings or registrations would not reasonably be expected to have a Material Adverse Effect on Seller (for purposes of this clause, after giving effect to the transactions contemplated hereby).

(c) Representations and Warranties. The representations and warranties of Buyer set forth in Article 4 must have been true and correct in all respects as of the date hereof and must be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties need only to be true and correct on and as of such specified date or dates), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded), and Seller shall have received a certificate signed by a duly authorized officer of Buyer to the foregoing effect.

(d) Performance of Obligations by Buyer. Buyer must have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date, and Seller shall have received a certificate signed by a duly authorized officer of Buyer to the foregoing effect.

(e) Transition Services Agreement. Buyer must have executed and delivered to Seller a counterpart of the Transition Services Agreement.

(f) Secretary’s Certificate. Seller shall have received a certificate executed by the Secretary or any Assistant Secretary of Buyer, dated the Closing Date, as to (a) the good standing of Buyer in its jurisdiction of organization and (b) the effectiveness of the resolutions required in order to authorize the execution, delivery and performance of this Agreement by Buyer.

ARTICLE 8

TERMINATION

SECTION 8.1 Termination. This Agreement may be terminated prior to the Closing as follows:

(a) in writing by mutual consent of the parties;

(b) by Seller, by written notice from Seller to Buyer, if Buyer (a) fails to perform in any material respect any of its obligations contained in this Agreement required to be performed on or prior to the Closing Date or (b) materially breaches before Closing any of its representations and warranties contained in this Agreement, which failure or breach is not cured within ten (10) Business Days after Seller has notified Buyer of its intent to terminate this Agreement pursuant to this Section 8.1(b);

(c) by Buyer, by written notice from Buyer to Seller, if Seller (a) fails to perform in any material respect any of its obligations contained in this Agreement required to be performed on or prior to the Closing Date or (b) materially breaches before Closing any of its representations and warranties contained in this Agreement, which failure or breach is not cured within ten (10) Business Days after Buyer has notified Seller of its intent to terminate this Agreement pursuant to this Section 8.1(c);

(d) by Buyer, by written notice from Buyer to Seller, if any Governmental Entity (i) indicates that it will impose conditions to its approval of the transactions contemplated by this Agreement or does impose such or (ii) indicates that it will file a suit, action or other proceeding before a court or governmental agency seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the consummation of the transactions contemplated by this Agreement or does file such; or

(e) by either party by written notice to the other party if the Closing has not occurred on or prior to March 31, 2007 for any reason other than delay or nonperformance of the party seeking such termination.

SECTION 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 8, this Agreement will forthwith become void and there will be no liability on the part of any party to the other party under this Agreement, except for obligations under Section 10.14 (Public Announcements), Section 10.1 (Notices), Section 10.2 (Amendments and Waivers), Section 10.5  (Expenses), Section 10.14  (Governing Law), Section 10.6 (Arbitration) and this Section 8.2, all of which will survive the termination date. Notwithstanding the foregoing, nothing contained in this Agreement will relieve any Party from liability for any breach of this Agreement.

ARTICLE 9

INDEMNIFICATION

SECTION 9.1 Indemnification.

(a) Buyer and its Affiliates hereby agree to indemnify Seller and its officers, directors, employees, attorneys, Subsidiaries and Affiliates (all such Persons being collectively referred to as the “Seller Indemnified Party”) against and to hold each of them harmless from any and all damages, losses, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) incurred or suffered by any Seller Indemnified Party arising out of: (i) any Tax imposed on any Transferred Subsidiary for all taxable periods (or the portion thereof) beginning after the Closing Date (determined in accordance with Section 6.2(c)); (ii) the operation of the business of the Transferred Subsidiaries on or after the Closing Date; (iii) any breach of any representation or warranty of Buyer hereunder; and (iv) the fraud or willful misconduct of Buyer or any of its Affiliates.

(b) Seller and its Affiliates hereby agree to indemnify Buyer and its officers, directors, employees, attorneys, Subsidiaries and Affiliates (all such Persons being collectively referred to as the “Buyer Indemnified Party”) against and to hold each of them harmless from any and all Damages incurred or suffered by Buyer Indemnified Party arising out of (i) Indemnified Taxes as defined in Section 6.2, (ii) any breach of any representation or warranty of Seller hereunder, (iii) the fraud or willful misconduct of Seller or any of its Affiliates, or (iv) provided that such Damages have not arisen from a breach by Buyer (and not by Seller) of its obligations under the last sentence of Section 6.9, (A) any operations of Questus at or prior to the Closing or (B) any transactions relating to the ownership of Questus or any transactions to which Questus was a party or by which it or its assets were bound, in each case that occurred at or prior to the Closing.

SECTION 9.2 Notice of Claim; Third Party Claims.

(a) The party seeking indemnification under this Article 9 (the “Indemnified Party”) agrees to give prompt notice (a “Notice of Claim”) to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding (any such claim, suit, action or proceeding, a “Claim”) in respect of which indemnity may be sought under Section 9.1 and will provide the Indemnifying Party with such information relating thereto that the Indemnifying Party may reasonably request. Each Notice of Claim will contain the following: (i) a statement that the Indemnified Party has incurred or suffered Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in a Third Party Claim (as defined in Section 9.2(b))); and (ii) a brief description, in reasonable detail (to the extent reasonably available to the Indemnified Party), of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Party’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to the Indemnified Party) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred or suffered and the specific nature of the breach to which such item is related. The failure to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b) Except as otherwise provided with respect to Tax matters addressed in Article 6, the Indemnifying Party will have the right, within 10 calendar days after written notice delivered to the Indemnified Party, to assume full responsibility for any Damages resulting from any Claim asserted by any third party for which indemnification is available hereunder (a “Third Party Claim”) and to assume the defense of such Third Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. If, however, the Indemnifying Party declines or fails to assume the defense of such Third Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 10-day period, then the Indemnifying Party will pay the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. The party that is defending a Third Party Claim (the “Defending Party”) will at all times use reasonable efforts to keep the party that is not defending a Third Party Claim (the “Non-Defending Party”) reasonably apprised of the status of the defense of any matter the defense of which the Indemnifying Party has assumed and to cooperate in good faith with the Indemnified Party with respect to the defense of any such matter.

(c) The Non-Defending Party will have the right to participate at its own expense in all proceedings. Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d) The Defending Party shall obtain the prior written consent of the Non-Defending Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim.

SECTION 9.3 Calculation of Damages. The amount of any Damages payable under Section 9.1 by the Indemnifying Party shall be net of any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies. The amount of Damages attributable to Indemnified Taxes shall be reduced by any Tax benefit actually realized by the Indemnified Party or its Affiliates by virtue of suffering such Damages and shall be increased by any Tax detriment actually realized by the Indemnified Party or its Affiliates by virtue of receiving indemnification pursuant to this Article 9. The amount of any Damages otherwise subject to indemnification under Section 9.1 shall also be reduced to the extent of any “Unanticipated Cash Benefit” actually realized by the Buyer within one year following the Closing Date.  The Buyer shall be deemed to have an Unanticipated Cash Benefit to the extent that, within one year following the Closing Date, the Buyer or its Affiliates (i) actually receives cash from an asset that was not shown on the Unaudited Interim Balance Sheet but would have properly been shown pursuant to GAAP, or (ii) actually realizes a reduction in cash outflow because the actual amount of a Liability of a Transferred Subsidiary is less than that shown on the Unaudited Interim Balance Sheet.

SECTION 9.4 Rights Independent of Prior Investigation. The right of each party to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations of the other party herein shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, by such party with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation.

SECTION 9.5 Resolution of Notice of Claim. Each Notice of Claim delivered by an Indemnified Party to an Indemnifying Party will be resolved as follows:

(a) With respect to a Claim that does not arise out of a Third Party Claim, if, within 20 calendar days after a Notice of Claim is received by the Indemnifying Party, the Indemnifying Party does not contest such Notice of Claim in writing to the Indemnified Party as provided in Section 9.5(b), then the Indemnifying Party will be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of the Damages specified in the Notice of Claim and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Party for such amount in any court having jurisdiction over the matter where venue is proper. With respect to a Third Party Claim, if the Indemnifying Party assumes the defense of such Third Party Claim on the terms provided in Section 9.2(b) and employs counsel reasonably satisfactory to the Indemnified Party, then the Indemnifying Party will be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of the Damages specified in the Notice of Claim and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Party for such amount in any court having jurisdiction over the matter where venue is proper.

(b) If, (i) with respect to a Claim that is not a Third Party Claim, the Indemnifying Party delivers the notice specified in Section 9.5(a) within the 20-day period specified or (ii) with respect to a Third Party Claim, the Indemnifying Party declines or fails to assume the defense of such Third Party Claim on the terms provided in Section 9.2(b) or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within the 10-day period provided in Section 9.2(b) (a Claim described in either of the foregoing clauses (i) and (ii), a “Contested Claim”), then such Contested Claim will be resolved by either (iii) a written settlement agreement executed by the Indemnifying Party and the Indemnified Party or (iv) in the absence of such a written settlement agreement, by binding arbitration between Indemnifying Party and the Indemnified Party in accordance with the terms and provisions of Section 10.6.

(c) If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by the Indemnifying Party and the Indemnified Party (a “Settled Claim”), then the parties will resolve such Settled Claim as provided in such settlement agreement.

SECTION 9.6 Disposition of Holdback Amount. The Holdback Amount shall be distributed as follows:

(a) Upon the Final Determination (as hereafter defined) of a Claim against any Seller Indemnifying Party prior to the date that is the earlier of (i) March 31, 2008 and (ii) the date that Buyer files its annual report on Form 10-K for the fiscal year ended December 31, 2007 with the SEC (the “Final Holdback Date”), a portion of the Holdback Amount equal to the lesser of the amount of the Claim as Finally Determined or the entire amount of the Holdback Amount shall be retained by Buyer and shall no longer constitute part of the Holdback Amount.

(b) On the Final Holdback Date, (i) if there are no Claims pending against any Seller Indemnifying Party, a portion of the Holdback Amount equal to the original amount of the Holdback Amount minus any amount retained by Buyer pursuant to Section 9.6(a) shall be released to Seller and (ii) if there are any Claims pending against any Seller Indemnifying Party, (A) a portion of the Holdback Amount equal to the lesser of the aggregate amount of such pending Claims and the remaining balance of the Holdback Amount as of such date shall not be released to Seller and remain subject to the provisions of this Section 9.6 until such time as all such Claims have been Finally Determined and (B) any remaining amount of the Holdback Amount after the application of subclause (A) shall be released to Seller.

(c) Upon the Final Determination of any Claim referred to in Section 9.6(b), a portion of the Holdback Amount equal to the lesser of the amount of the Claim as Finally Determined or the entire amount of the Holdback Amount shall be retained by Buyer and shall no longer constitute part of the Holdback Amount.

(d) Upon the Final Determination of the last remaining Claim referred to in Section 9.6(b), any remaining balance of the Holdback Amount after application of Section 9.6(b) to such Claim shall be released to Seller.

(e) For purposes of this Section 9.6, a Claim shall be deemed to be “Finally Determined” if (i) the Claim is a Settled Claim or (ii) an arbitrator or court has rendered an award or judgment of such payment in favor of Buyer Indemnified Party and such award or judgment is not subject to appeal, or the time for filing an appeal therefrom has passed and no appeal has been filed. Buyer shall pay Seller interest at the rate per annum equal to the rate payable on six (6) month certificates of deposit available from Citibank on the Closing Date with respect to any portion of the Holdback Amount released to Seller; such interest shall accrue from the Closing Date through the date that such portion of the Holdback Amount is released to Seller.

SECTION 9.7 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 9.1 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment, provided, however , that in the case of a Buyer Indemnified Party, such Buyer Indemnified Party shall have no obligation to assigns such rights if Buyer determines in its reasonable discretion that to do so would be detrimental to a material relationship between Buyer or any of its Subsidiaries and such Potential Contributor.

SECTION 9.8 Claims Period. The representations and warranties of Seller and Buyer contained in Article 3 and Article 4 of this Agreement, respectively, and claims for indemnification for Damages under this Article 9 arising from breaches of such representations and warranties will survive the Closing until the date that is fifteen (15) months following the Closing Date; provided that, the representation and warranties of Seller in Section 3.4 (Ownership of the Transferred Subsidiaries), Section 3.12 (Taxes), Section 3.13 (Employees) and Section 3.14 (Benefit Plans) and claims for Indemnified Taxes as defined in Section 6.2 shall survive until thirty (30) days following the expiration of the applicable statute or similar period of limitations (the “Claims Period”). Notwithstanding the foregoing, if, prior to the close of business on the last day of the Claims Period, an Indemnifying Party is properly notified of a claim for indemnity hereunder and such claim has not been finally resolved or disposed of at such date, such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

SECTION 9.9 Liability Cap. Subject to the provisions of the last sentence of Section 6.3(d) and the provisions of this Section 9.9 below, the maximum aggregate amount of indemnity for Damages to which the Seller Indemnified Parties and the Buyer Indemnified Parties may be entitled with respect to Claims under Section 9.1(a)(iii) and Section 9.1(b)(ii), respectively, shall be Seven Hundred Thousand United States Dollars (US$700,000) (the “General Liability Cap”) and the maximum aggregate amount of indemnity for Damages to which Buyer Indemnified Parties may be entitled with respect to Claims under Section 9.1(b)(i) shall be Two Million United States Dollars (US$2,000,000) (the “Tax Liability Cap”); provided, however, that amounts payable with respect to all Claims Finally Determined in favor of any Buyer Indemnified Party (including those under the General Liability Cap) shall be aggregated for the purposes of determining whether the Tax Liability Cap has been met; provided further that there shall be no maximum limit on the amount of indemnity for Damages (i) for Claims under Section 9.1(b)(i) for Indemnified Taxes described in item 4 or item 7 of Section 6.2(a), (ii) for Claims under Section 9.1(b)(i) for Indemnified Taxes arising out of or relating to any action described in clauses (i), (ii), (iv) or (v) of Section 5.1(c) or resulting from the Deed of Release or any action taken pursuant to the Deed of Release or (iii) for Claims under Section 9.1(b)(iv), and Damages for such Claims shall not be taken into account when applying the General Liability Cap or the Tax Liability Cap to Claims for other Damages. For the avoidance of doubt, Claims for Indemnified Taxes that are described in both Section 9.1(b)(i) and Section 9.1(b)(ii) shall be treated as described in Section 9.1(b)(i).

SECTION 9.10 Liability Thresholds. Subject to the provisions of the last sentence of Section 6.3(d) and the provisions of this Section 9.10 below, neither Buyer, on the one hand, nor Seller on the other hand, shall be liable to the other under Section 9.1(a)(i) or (iii) or Section 9.1(b)(i) and (ii), respectively, unless the total amount of Damages with respect to all Claims Finally Determined against Buyer or Seller, as applicable, exceeds Twenty-Five Thousand United States Dollars (US$25,000) (the “Basket Amount”), and once the amount of Damages Finally Determined against Buyer or Seller, as applicable, in respect of such Claims exceeds the Basket Amount, the Buyer or Seller, as applicable, shall be entitled to recover the entire amount of the Damages so determined. The foregoing provision shall not apply to any Damages (i) for Claims under Section 9.1(b)(i) for Indemnified Taxes described in item 4 or item 7 of Section 6.2(a), (ii) for Claims under Section 9.1(b)(i) for Indemnified Taxes arising out of relating to actions described in clauses (i), (ii), (iv) or (v) of Section 5.1(c) or resulting from the Deed of Release or any action taken pursuant to the Deed of Release or (iii) for Claims under Section 9.1(b)(iv). For the avoidance of doubt, Claims for Indemnified Taxes that are described in both Section 9.1(b)(i) and Section 9.1(b)(ii) shall be treated as described in Section 9.1(b)(i).

SECTION 9.11 Remedy. Except for any equitable relief, including injunctive relief or specific performance, to which any party hereto may be entitled, from and after the date hereof, the indemnification rights provided in this Article 9 will be the sole and exclusive remedy of each Party hereto and each of their respective Affiliates and their officers, directors, employees, stockholders, agents or representatives with respect to this Agreement, and no Party shall be entitled to rescission of the Agreement; provided, however, the foregoing will in no way limit the rights of an Indemnified Party for any fraud or intentional misconduct by a party in connection with this Agreement, the documents executed in connection herewith or the transactions contemplated hereby.

ARTICLE 10

MISCELLANEOUS

SECTION 10.1 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other party in accordance with this Section 10.1:

if to Buyer:

LCC Wireless Engineering Services Limited c/o LCC International, Inc.

Attention: Peter A. Deliso, Esq.

7925 Jones Branch Drive

McLean, VA 22102

Fax: (703) 873-2900

with a copy

(not constituting notice) to:

Hogan & Hartson L.L.P.
Attention: Lorraine Sostowski, Esq.
Hogan & Hartson L.L.P.
555 13th Street, NW
Washington, DC 20004
Fax: (202) 637-5910

if to Seller, to:

Wireless Facilities, Inc.

Bridge Pointe Corporate Centre

4810 Eastgate Mall

San Diego, CA 92121

Attention: James Edwards, Secretary

Fax: (858) 228-2048

with a copy

(not constituting notice) to:

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, CA 92130-2040

Attention: Scott M. Stanton, Esq.

Fax: (858) 720-5125

SECTION 10.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, and in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

SECTION 10.3 Expenses. Except as provided in Section 6.4(c), costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

SECTION 10.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Notwithstanding the foregoing and anything contained in this Agreement to the contrary, (a) Buyer shall have the right, in its sole discretion, to transfer its rights and obligations under this Agreement and/or the Equity Interests to a corporation or other entity directly or indirectly wholly-owned by Buyer and (b) either party shall have the right, in its sole discretion, to transfer its rights and obligations under this Agreement in connection with a merger of such party with another Person or the sale of substantially all of the assets of such Person.

SECTION 10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

SECTION 10.6 Arbitration. Except with respect to matters described in Sections 5.1(f) and 5.3(d), if a dispute arises between the parties relating to the interpretation or performance of this Agreement, with the exception of any claim for a temporary restraining order or preliminary or permanent injunctive relief to enjoin any breach or threatened breach hereof, such dispute shall be settled by a panel of three arbitrators with such arbitration to be held in New York, New York, before JAMS/ENDDISPUTE or its successor and pursuant to the JAMS Comprehensive Arbitration Rules and Procedures in effect at that time, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All arbitrators must be knowledgeable in the subject matter at issue in the dispute. The arbitrators shall make their decision in accordance with the terms of this Agreement and applicable Law.

Each party shall initially bear its own costs and legal fees associated with such arbitration and Buyer and Seller shall initially split the cost of the arbitrators, but the prevailing party in any such arbitration (not including, however, a party involved in an arbitration initiated under Section 6.3(d) unless the other party’s position is determined by the arbitrators to have been unreasonable), shall be entitled to recover from the other party the reasonable attorneys’ fees, costs and expenses incurred by such prevailing party in connection with such arbitration.

The decision of the arbitrators shall be final, provided, however, that if either party is dissatisfied with the a decision of less than a unanimous decision of the panel of arbitrators, such dissatisfied party may appeal the final award in accordance with JAMS’ Optional Arbitration Appeal Procedures. The final award from either a unanimous arbitration panel or the JAMS’ Appeal Procedures may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, shall survive the expiration or termination of this Agreement for any reason.

The arbitrators shall be empowered to award specific performance, injunctive relief and other equitable remedies as well as damages, but shall not be empowered to award punitive or exemplary damages or award any damages. The final award shall binding on the parties and enforceable in accordance with the New York Convention on the Recognition and Enforcement of Arbitral Awards (9 U.S.C. Section 1, et. seq.).

SECTION 10.7 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Except for the rights of the Seller Indemnified Parties and the Buyer Indemnified Parties, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 10.8 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the Non-Disclosure Agreement by and between Seller and Buyer collectively constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement, including, without limitation, the letter of intent previously executed by Seller and Buyer.

SECTION 10.9 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 10.10 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any provision is invalid, illegal or unenforceable, the parties agree to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.

SECTION 10.11 Attorneys’ Fees. Subject to Section 9.6, should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). Subject to Section 9.6, the prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

SECTION 10.12 Construction. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and the other agreements, certificates and documents contemplated by this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate or document will be construed against the party drafting such agreement, certificate or document. Each reference herein to a law, statute, regulation, document, agreement or contract will be deemed in each case to include all amendments thereto. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference will be to an Exhibit, a Section or an Article, respectively, to this Agreement unless otherwise indicated.

SECTION 10.13 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as otherwise specified herein: (a) no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party; (b) no party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other; (c) no party will have any power or authority to bind or commit any other party; and (d) no party will hold itself out as having any authority or relationship in contravention of this Section 9.13.

SECTION 10.14 Public Announcements. Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the parties will consult with one another regarding the timing and content of the initial public disclosure regarding this Agreement or the transactions contemplated hereby to the financial community, governmental entities, employees, customers or the general public and will use reasonable efforts to agree upon the text of any such announcement prior to its release. Until the parties have issued a press release announcing this Agreement in accordance with the preceding sentence, no party will issue any announcement or make any public statement with respect to the transactions contemplated by this Agreement without the prior consent of the other party, except to the extent required by Law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LCC WIRELESS ENGINEERING SERVICES LIMITED

By:      _/s/ Peter Deliso _
Name: Peter Deliso
Title: Director

WIRELESS FACILITIES, INC.

By:      /s/ James Edwards
Name: James R. Edwards
Title: Senior Vice President, General Counsel and Secretary

[SIGNATURE PAGE TO AGREEMENT]

Index of Sections to Seller Disclosure Schedule
and Exhibits to Agreement

SCHEDULE 3.3: SCHEDULE 3.4: SCHEDULE 3.6: SCHEDULE 3.10: SCHEDULE 3.11: SCHEDULE 3.12: SCHEDULE 3.13(a): SCHEDULE 3.13(b): SCHEDULE 3.14: SCHEDULE 3.15: SCHEDULE 5.1:	Absence of Restrictions and Conflicts
Ownership of the Transferred Subsidiaries
Financial Information
Material Contracts
Title to, and Sufficiency of, Assets
Taxes
Employees
Employee/Severance/Termination Agreements
Benefit Plans
Intellectual Property Rights
Seller Covenants

Schedule A Exhibit B Exhibit C	Intercompany Debt Form of Transition Services Agreement Form of FIRPTA Certificate